EXHIBIT 10.1

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (“Agreement”), dated as of June 2, 2021, is by and between The Chemours Company (the “Company”), and Mark P. Vergnano (the “Executive”).

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company and currently serves on the Board of Directors of the Company (the “Board”);

WHEREAS, the Board believes that succession planning is in the best interests of the Company and its stockholders and succession planning is a high priority for the Board;

WHEREAS, as part of its succession planning process, the Board and Executive have mutually agreed that Executive will transition his roles as President and Chief Executive Officer of the Company to a successor selected by the Board, effective July 1, 2021;

WHEREAS, the Board (excluding Executive) has requested that Executive serve in the role of non-executive Chairman of the Board until December 31, 2021 in order to facilitate the transition to the new President and Chief Executive Officer; and

WHEREAS, the Company and Executive desire to set forth their respective rights and obligations in respect of Executive’s pending retirement from the Company.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Resignations on Termination Date. Executive and the Company agree that, effective July 1, 2021 (the “Termination Date”), Executive shall retire from employment with the Company and consequently resign from his positions as President and Chief Executive Officer of the Company and from any and all other positions held by Executive with the Company and its subsidiaries and affiliates, other than (a) his role as non-executive Chairman of the Board, which position Executive shall hold from July 1, 2021 through December 31, 2021, and (b) his membership on the Board, which will continue through the date of the Company’s 2022 annual meeting of stockholders.  Executive agrees to execute such documentation as may be reasonably required to effectuate the resignations detailed in the immediately preceding sentence.

2.Retirement Benefits. Subject to (x) Executive’s continued employment through the Termination Date, (y) Executive’s execution of a release in the form attached as Exhibit A to this Agreement (the “Release”) within 21 calendar days following the Termination Date, and the non-revocation of the Release during the seven-day period following execution of the Release (together, the “Release Conditions”) and (z) Executive’s compliance with any applicable restrictive covenants, upon the termination of Executive’s employment with the Company, Executive shall be entitled to the following rights and employment termination benefits:

EXHIBIT 10.1

a.	Company Long-Term Incentive Awards.

i.Any unvested Company restricted stock units and any unvested Company stock options held by Executive will continue to vest on their regular vesting schedule subject to Executive refraining from competing with the Company during such vesting period.

ii.Vested Company stock options (including those that vest pursuant to this Agreement) granted prior to 2017 will remain exercisable until the end of their term and vested Company stock options (including those that vest pursuant to this Agreement) granted in 2017 or thereafter will remain exercisable until the earlier of July 1, 2024 and the expiration of the term of the applicable stock option.

iii.A pro-rata portion of any Company performance stock units held by Executive that are outstanding as of the Termination Date shall remain eligible to vest based on actual performance through the applicable performance period, with pro-ration based on (A) the number of days that Executive is employed with the Company during the applicable performance period relative to (B) the total number of days in the performance period, with the number of days referred to in clause (A) calculated as though Executive remained employed through December 31, 2021.

b.

Pro-Rata Bonus. No later than March 15, 2022, the Company shall pay to Executive a pro-rata bonus in respect of calendar year 2021, based on the Company’s actual performance, pro-rated for the period of time from and including January 1, 2021 through and including July 1, 2021.

3.Compensation for Board Service.  Consistent with the Company’s director compensation program for non-employee directors, Executive will receive an annual cash retainer of $100,000, an award of fully vested shares of Company common stock having a grant date value of $145,000 and an annual retainer of $110,000 in respect of Executive’s service as non-executive Chairman of the Board for the period from July 1, 2021 through December 31, 2021.  The stock retainer will be granted as soon as reasonably practicable after July 1, 2021 and the cash retainers will be paid in accordance with the Company’s normal practice regarding payment of director retainers.

4.Accrued Obligations.  No later than August 1, 2021, the Company will pay to Executive a lump sum amount equal to Executive’s accrued and unused vacation as of June 30, 2021, less applicable tax withholdings and any then incurred expenses that have not then been reimbursed in accordance with Company policy.  Executive shall also be entitled to his accrued vested benefits under the Company’s compensation and benefits plans, including, without limitation, his accrued vested benefits pursuant to the Company’s supplemental employee retirement plan, payable in accordance with the terms of such plans and in compliance with section 409A of the Internal Revenue Code of 1986, as amended.

EXHIBIT 10.1

5.	Full Settlement; No Obligation to Mitigate; Effect of Certain Terminations of Employment; Indemnification/ D&O Coverage.
a.

Full Settlement. Executive agrees that the payments and benefits contemplated by Sections 2 and 3 of this Agreement shall be in full satisfaction of any rights and benefits due to Executive upon a termination of Executive’s employment with the Company. Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to Sections 2 and 3 of this Agreement shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company unless otherwise required thereunder.

b.

No Obligation to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

c.

Indemnification/D&O.  Executive shall continue to be indemnified by the Company to the maximum extent permitted by applicable law and by the Company’s by-laws and shall continue to be covered as an officer and as a director of the Company under the Company’s applicable directors’ and officers’ or other third party liability insurance, including any “tail” coverage following termination of his employment.

6.Tax Withholding. All payments and benefits provided to Executive under this Agreement will be less applicable withholdings for federal, state and local taxes.

7.Press Release.  The Company and Executive shall jointly agree in good faith on the terms of a press release or other public filing describing the arrangements provided herein.

8.Entire Agreement. This Agreement and the Release constitute the entire agreement between the parties with respect to the subject matter hereof (other than with respect to any equity- cash-based incentive awards referenced herein), and supersede any and all prior agreements or understandings between the parties arising out of or relating to Executive’s employment and the cessation thereof.

9.Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. Any disputes regarding this Agreement shall be brought only in the Delaware Chancery Court in Wilmington, Delaware or the US District Court for the District of Delaware.

10.Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

11.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, including as a result of a merger or sale of all or substantially all of the Company’s assets or similar corporate transaction. This

EXHIBIT 10.1

Agreement shall not be assignable by Executive. If Executive shall die before all the payments required by this Agreement to be made to Executive have been made, then all remaining payments shall be made to Executive’s estate or such person or trust as Executive shall designate.

12.Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

13.Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Executive and the Company.

14.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

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EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

the chemours company

By:	/s/ David C. Shelton
Name:	David C. Shelton
Title:	Senior Vice-President, General Counsel
& Corporate Secretary

/s/ Mark P. Vergnano
Mark P. Vergnano

[Signature Page to Employment Transition Agreement]

EXHIBIT 10.1

EXHIBIT A

THIS RELEASE (this “Release”) is entered into between Mark P. Vergnano (“Executive”) and The Chemours Company (the “Company”), for the benefit of the Company. Reference is made to the Employment Transition Agreement (the “ETA”), dated June 2, 2021, by and between the Company and Executive. Capitalized terms used and not defined herein shall have the meanings provided in the ETA. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the payments and benefits described in Section 2 of the ETA (the “Retirement Benefits”).

Accordingly, Executive and the Company agree as follows:

1.In consideration for the Retirement Benefits, to which Executive is not otherwise fully entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a)Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, and, in their official capacities as such, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with (including service as a director), or termination of employment from (including termination of service as a director), the Company and its subsidiaries and affiliates, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses in connection with Executive’s service as a director of the Company and Executive’s employment and termination of employment with the Company and its subsidiaries, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b)To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another

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EXHIBIT 10.1

person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c)This Release specifically excludes (i) Executive’s rights and the Company’s obligations under the ETA, (ii) Executive’s rights as a stockholder or equity award holder of the Company, (iii) claims which may not be released under applicable law, (iv) Executive’s rights to vested accrued compensation and benefits under the Company’s applicable plans and arrangements, and (v) any indemnification or directors’ and officers’ liability insurance or similar rights the Executive has as a current or former officer or director of the Company. Nothing contained in this Release shall release Executive from his obligations under the ETA that continue or are to be performed following Executive’s termination of employment with the Company, and Executive acknowledges that the Company will have available to it all remedies at law and at equity, including injunctive relief, in the event that Executive breaches any of his obligations under the ETA or this Release. The covenants, representations and acknowledgments made by Executive in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Retirement Benefits, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions.

(d)The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, the Securities and Exchange Commission (“SEC”) or other government agency to the extent he is permitted to do so by applicable law or making other disclosures that are protected under whistleblower provisions of federal law or regulation, in each case without the necessity of prior authorization from the Company or the need to notify the Company that he has done so. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2.Executive acknowledges that the Company has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release.  Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) calendar days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive acknowledges that he has entered into this Release, knowingly, freely and voluntarily. Executive

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EXHIBIT 10.1

understands that he may revoke this Release within seven (7) calendar days after signing this Release. Revocation of this Release must be made in writing and must be received by [___] at the Company, [COMPANY ADDRESS], within the time period set forth above.

3.This Release covers both claims that Executive knows about and those Executive may not know about. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of Executive’s release of unknown claims and Executive’s waiver of statutory protection against a release of unknown claims.

4.This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

5.This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the Retirement Benefits.

Date:	June 2, 2021	/s/ Mark P. Vergnano
Mark P. Vergnano

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